UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One):              [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K  [ X ] Form 10-Q  [ ] Form N-SAR

For Period Ended:                   March 31, 2000
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:_______

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         N/A

PART I  --  REGISTRANT INFORMATION

PEOPLES BANCSHARES OF POINTE COUPEE  PARISH, INC.
Full Name of Registrant:

N/A                                                                      ____________     __
Former Name if Applicable:

805 Hospital Road _____________________                                    __
Address of Principal Executive
Office (Street and Number):

New Roads,  LA   70760 _________________                                  __
City, State and Zip Code:

PART II  --  RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed. (Check box if appropriate)

[    ]        (a)         The reasons described in reasonable detail in Part III of this Form could not be eliminated without                              unreasonable effort or expenses;

[ X ]       (b)        The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-K, 11-                             K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following                              the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or                              portion thereof will be filed on or before the fifth calendar day following the prescribed due date;                             and

[    ]        (c)         The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if                              applicable.

PART III  --  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Peoples Bancshares' Finance Department has experienced some unusual situations in employee absences and has also had unexpected work-related situations.

PART IV  --  OTHER INFORMATION

(1)     Name and telephone number of person to contact in regard to this notification

Joyce A. York	225	638-3713
(Name)	(Area Code)	(Telephone Number)

(2)     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

[X]  Yes      [  ]   No

_______________________________________________________________________

(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last  fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[   ] Yes      [ X ]   No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The Registrant is releasing its earnings statements for the periods ended March 31, 2000 contemporaneously with the filing of this Form 12b-25.

[   ]  Yes      [ X ]  No

PEOPLES BANCSHARES OF POINTE COUPEE PARISH, INC.
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2000	By: /s/ Joyce A. York
Name: Joyce A. York
Title: Vice President/Cashier